Exhibit 6.1

CANAMED4PETS, INC.

INCENTIVE STOCK OPTION PLAN

Plan Summary

______

The plan provides that an aggregate of up to 10,000,000 shares of the Company's Common Stock may be optioned to officers and other key employees. The plan provides authority for a Stock Option Plan Committee to select the employees of the Company, and its subsidiaries, to whom incentive stock options will be granted. No person may be granted any option unless he agrees to remain an employee of the Company for at least two years. There are approximately three officers and directors of the Company plus other key employees eligible to receive options under the plan. All officers may participate in the plan.

Following the statutory requirements of new Code 422A, the plan provides that the Committee may establish the purchase price of the stock at the time the option is granted. However, the purchase price may not be less than 100 percent of the fair market value of the Company's Common Stock. The aggregate fair market value of the stock for which any employee may be granted options in any calendar year shall not exceed $100,000 plus any unused limit carried over (as defined in Plan 3(d)) to such year from any prior calendar year beginning on or after September 1, 2016.

The plan terminates ten years from its effective date. All new options to be granted are nontransferable. The Company is to receive no cash consideration for granting options under the plan. However, when an option is exercise, the holder is required to pay the option price, in cash or certified bank check, shares of the Company's Common Stock or in any combination of the above, for the number of shares of stock to be issued on exercise of the option unless the holder elects to receive cash or stock by exercise of stock appreciation rights.

Under the plan, a Stock Appreciation Right (SAR) permits the holder of an option to elect to receive cash or a lesser amount of stock without payment, upon exercise of an option. The amount of cash receivable is the difference between the option price stated in the option and the fair market value of the Common Stock on the date of the exercise. The lesser number of shares receivable is the number of shares which could be purchased with the cash receivable. An important distinction between the exercise of an incentive stock option and the exercise of a SAR is that, upon the exercise of an SAR, the option holder need not pay the option price in cash. The shares or cash received by an optionee upon exercising an SAR, however, are subject to tax under Section 83.

1. Purpose of the Plan

This Incentive Stock Option Plan (hereinafter called the "Plan") for Canamed4pets, Inc. (hereinafter called the "Company") is intended to advance the interests of the Company by providing officers and other key employees who have substantial responsibility for the direction and management of the Company with additional incentive to promote the success of the business, to increase their proprietary interest in the success of the Company, and to encourage them to remain in its employ. The above aims will be effectuated through the granting of certain stock options. It is intended that options issued under the Plan and designated by the Committee under Section 3(b) will qualify as Incentive Stock Options (hereinafter called "ISOs") under Section 422A of the Internal Revenue Code and the terms of the Plan shall be interpreted in accordance with this intention.

1

2. Administration of the Plan

The Board of Directors shall appoint a Stock Option Plan Committee (hereinafter called the "Committee") which shall consist of not less than three (3) members, at least one of whom shall be a Director of the Company. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its discretion: (a) to determine the employees of the Company and its subsidiaries (from among the class of employees eligible under Section 3 to receive options under the Plan) to whom options shall be granted; (b) to determine the time or times at which options shall be granted; (c) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in Section 5; (d) to determine (subject to Section 7) the time or times when each option shall become exercisable and the duration of the exercise period; and (e) to interpret the Plan and to prescribe, amend, and rescind rules and regulations relating to it. The Board may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee; provided, however, that at all times at least one member shall be a Director of the Company. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable. All action of the Committee shall be taken by unanimous vote of its members. Any action may be taken by a written instrument signed by all the members of the Committee, and action so taken shall be fully as effective as if it had been taken by a unanimous vote of the members at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and shall make rules and regulations for the conduct of its business, as it shall deem advisable.

3. Eligibility and Limitations on Options Granted Under the Plan

(a) Options will be granted only to persons who are key employees of the Company or a subsidiary corporation of the Company who agree, in writing, to remain in the employ of, and render services to, the Company or a subsidiary corporation of the Company for a period of at least two (2) years from the date of the granting of the option. The term "key employees" shall include officers, directors, executives, and supervisory personnel, as well as other employees of the Company or a subsidiary corporation of the Company. The term “Subsidiary Corporation” shall, for the purposes of this Plan be defined in the same manner as such term is defined in Section 425 (f) of the Internal Revenue Code.

(b) At the time of the grant of each option under this Plan, the Committee shall determine whether such option is to be designated as an ISO. If an option is to be so designated as an ISO, then the provisions of Section 7(d) of this Plan shall be made applicable to such option. In addition, no option granted to any employee, who at the time of such grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, may be designated as an ISO, unless at the time of such grant, the option price is fixed at not less than 110 percent of the fair market value of the stock subject to the option, and exercise of such option is prohibited by its terms after the expiration of five (5) years from the date such is granted.

(c) The aggregate fair market value of the stock for which any employee may be granted options designated as ISOs in any calendar year (under this or any other stock option plan established by the Company or a subsidiary corporation of the Company) shall not exceed $100,000 plus any unused limit carryover (as defined in 3(d) hereof) to such year from any prior calendar year beginning on or after September 1, 2016.

(d) The unused limit carryover from any such calendar year shall be one-half of any excess of $100,000 over the aggregate fair market value of the stock for which an employee was granted options that qualify (whether from their issuance or as a result of subsequent amendment and election by the Company) as ISOs in any such calendar year (under this and all other stock option plans established by the Company or a subsidiary corporation of the Company). The unused limit for any calendar year shall be carried forward for three (3) years. ISOs granted in any year shall be applied against the current year limitation first and then against the remaining unused limit carryovers to such year in the order of the calendar year in which the carryovers arose.

2

4. Shares of Stock Subject to the Plan

There will be reserved for use upon the exercise or options to be granted from time to time under the Plan (subject to the provisions of Section 12) an aggregate of 100,000,000 shares of the Common Stock of the $0.00001 par value common stock (hereinafter called the "Common Stock") of the Company, which shares may be in whole or in part, as the Board of Directors of the Company (hereinafter called the "Board") shall from time to time determine, authorized but unissued shares of the Common Stock or issued shares of the Common Stock which shall have been reacquired by the Company. Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, may again be subject to an option under the Plan.

5. Option Price

The purchase price under each option issued shall be determined by the Committee at the time the option is granted, but in no event shall such purchase price be less than 100 percent of the fair market value of the Company's Common Stock on the date of grant.

The term "fair market value" shall be defined as either the average of the highest offer and lowest bid market price of said Common Stock on any public market if the stock of the Company is publicly traded, as of the date of the grant of the option, or, if there be no sales on such date, on the most recent date upon which such stock was traded, or if there is no market for the Common Stock of the Company, the book value of the Common Stock as of the end of the most recent preceding month as given on the books of the Company applying generally accepted accounting principles on a consistent basis giving effect to all accruals.

6. Dilutions or Other Agreement

In the event that additional shares of Common Stock are issued pursuant to a stock split or a stock dividend, the number of shares of Common Stock then covered by each outstanding option granted hereunder shall be increased proportionately with no increase in the total purchase price of the shares then so covered, and the number of shares of Common Stock reserved for the purpose of the Plan shall be increased by the same proportion. In the event that the shares of Common Stock of the Company from time to time issued and outstanding are reduced by a combination of shares, the number of shares of Common Stock then covered by each outstanding option granted hereunder shall be reduced proportionately with no reduction in the total price of the shares then so covered, and the number of shares of Common Stock reserved for the purposes of the Plan shall be reduced by the same proportion. In the event that the Company should transfer assets to another corporation and distribute the stock of such other corporation without the surrender of Common Stock of the Company, and if such distribution is not taxable as a dividend and no gain or loss is recognized by reason of Section 355 of the Internal Revenue Code of 1954, or some similar section, then the total purchase price of the shares covered by each outstanding option shall be reduced by an amount which bears the same ratio to the total purchase price then in effect as the market value of the stock distributed in respect of a share of the Common Stock of the Company, immediately following the distribution, bears to the aggregate of the market value at such time of a share of the Common Stock of the Company and the stock distributed in respect thereof. All such adjustments shall be made by the Committee, whose determination upon the same shall be final and binding upon the optionees. No fractional shares shall be issued, and any fractional shares resulting from the computations pursuant to this Section 6 shall be eliminated from the respective option. No adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional Common Stock or other securities.

7. Period of Option and Certain Limitations on Right to Exercise

(a) All options issued under the Plan shall be for such period, as the Committee shall determine, but for not more than ten (10) years from the date of grant thereof.

(b) The period of the option, once it is granted, may be reduced only as provided for in Section 9 in connection with the termination of employment or death of the optionee or in Section 7(c) in the case of less than satisfactory performance.

3

(c) Each option granted under this Plan shall become exercisable only after two (2) years continued employment of the optionee with the Company or a subsidiary corporation of the Company immediately following the date the option is granted. Any option designated as an ISO shall be exercisable in full, or as to any part thereof, at any time after the expiration of two (2) years following the date such option is granted, but only if the optionee chooses to exercise such option and to pay for such option in the manner set forth in Section 7(e) hereof (i.e., in cash or certified check or shares of the Company's Common Stock, or any combination of the foregoing in an amount equal to the full option price of the shares being purchased). Any option not designated as an ISO and any option designated as an ISO that the optionee chooses to exercise in any manner other than that permitted in the preceding sentence, shall be exercisable only to the extent of one-fifth of the total number of optioned shares after the expiration of two (2) years following the date the option is granted only to the extent of two-fifths of the total number of optioned shares after the expiration of three (3) years following the date the option is granted, only to the extent of three-fifths of the total number of optioned shares after the expiration of four (4) years following the date the option is granted, only to the extent of four-fifths of the total number of optioned shares after the expiration of five (5) years following the date the option is granted, and in full only after the expiration of six (6) years following the date the option is granted, such limitations being calculated, in the case of any resulting fraction, to the nearest lower number of shares.

Notwithstanding the foregoing, the Committee may, in its sole discretion, (i) prescribe longer time periods and additional requirements with respect to the exercise of an option and (ii) terminate in whole or in part such portion of any option as has yet become exercisable at the time of termination if it determines that the optionee is not performing satisfactorily the duties to which he was assigned on the date the option was granted or duties of at least equal responsibility. No option may be exercised unless the optionee is at the time of such exercise in the employ of the Company or of a subsidiary corporation of the Company and shall have been continuously so employed since the grant of his option. Absence or leave approved by the management of the Company shall not be considered an interruption of employment for any purpose under the Plan.

(d) No option granted by the Committee as an ISO may be exercised while there is outstanding in the hands of the optionee any ISO (whether granted under this Plan or any other stock option plan established by the Company or a subsidiary of the Company) which was granted before the granting of the ISO hereunder sought to be exercised. For purposes of this Section 7(d), any ISO shall be treated as outstanding until exercised in full or expired.

(e) Subject to the alternative settlement methods set forth in Section 7(h) hereof, the exercise of any option shall also be contingent upon receipt by the Company of cash or certified check to its order, shares of the Company's Common Stock, or any combination of the foregoing in an amount equal to the full option price of the shares being purchased. For purposes of this paragraph, shares of the Company's Common Stock that are delivered in payment of the option price shall be valued at their fair market value determined under the method set forth in Section 5 of this Plan applied as of the date of the exercise of the option. However, in order to facilitate the accumulation of funds to enable employees to exercise their option, they will have the right, if they so elect, to direct the Company or a subsidiary corporation of the Company to withhold from their compensation regular amounts to be applied toward the exercise of the options. Funds credited to the stock option accounts will be under the control of the Company until applied to the payment of the option price at the direction of the employee or returned to the employee in the event the amount is not used for purchase of shares under option, and all funds received or held by the Company under the Plan may be used for any corporate purpose, and no interest shall be payable to a participant on account of any amount held. Such amounts may be withdrawn by the participant at any time, in whole or in part, for any purpose.

(f) No optionee or his legal representative or distributees, as the case may be, will be deemed to be a holder of any share subject to an option unless and until certificates for such shares are issued to him or them under the terms of the Plan. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

(g) In no event may an option be exercised after the expiration of its term.

(h) As an alternative to payment in full by the optionee for the number of shares of Common Stock in respect of which an option is exercised, the Committee may provide alternative settlement methods as follows:

(i) The Committee, in its discretion, may provide in the initial grant of any option, that the optionee may elect either of the alternative settlement methods set forth in subsection (ii) below.

4

(ii) The alternative settlement methods are for the optionee, upon exercise of the option, to receive from the Company: (1) cash in an amount equal to the excess of the value of one share over the option price times the number of shares as to which the option is exercised; or (2) the number of whole shares of Common Stock having an aggregate value not greater than the cash amount calculated under Section 7(h)(ii)(1). For purposes of determining an alternative settlement, the value per share shall be the "Fair market value" determined under the method set forth in Section 5 hereof, applied as of the date of the exercise of the option, or such other price as the Committee shall determine to be the fair market value of the Common Stock on the date of exercise.

(i) An election of any of the alternative settlement methods provided for under Section 7 (h)(ii) shall be binding on the optionee, when made. The optionee may elect to what extent the alternative settlement method elected shall be paid in cash, in Common Stock, or partially in Common Stock, provided that the aggregate value of the payments shall not be greater than the cash amount calculated under Section 7 (h)(ii)(1). No fractional shares of Common Stock shall be issued, and the Committee shall determine whether cash shall be paid in lieu of such fractional share interest or whether such fractional share interest shall be eliminated.

(j) The alternative settlement methods provided above in Section 7(h)(ii) shall not be available unless the cash amount calculated thereunder shall be positive, i.e. when the value of one share shall exceed the option price per share.

(k) Exercise of an option in any manner, including an exercise involving an election of an alternative settlement method with respect to an option, shall result in a decrease in the manner of shares of Common Stock which thereafter may be available under the Plan by the number of shares as to which the option is exercised.

(1) To the extent that the exercise of options by one of the alternative settlement methods provided for in Section (h)(ii) results in compensation income to the optionee, the Company will withhold from the amount due to the optionee utilizing such alternative settlement method, an appropriate amount for federal, state and local taxes.

8. Assignability

Each option granted under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable, during his lifetime, only by the employee to whom the option is granted. Except as permitted by the preceding sentence, no option granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate, or otherwise dispose of the option, or of the right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option, right of privilege, the option and such rights and privileges shall immediately become null and void.

9. Effect of Termination of Employment. Death or Disability

(a) In the event of the termination of employment if an optionee during the two (2) year period after the date of issuance of an option to him either by reason of (i) a discharge for cause or (ii) voluntary separation on the part of the optionee and without consent of his employing company or companies, any option or options theretofore granted to him under this Plan to the extent not theretofore exercised by him shall forthwith terminate.

5

(b) In the event of the termination of employment of an optionee (otherwise than by reason of death or retirement of the optionee at his Retirement Date by the Company or by any subsidiary corporation of the Company employing the optionee at such time), any option or options granted to him under the Plan to the extent not theretofore exercised shall be deemed cancelled and terminated forthwith, except that, subject to the provisions of section (a) of this Section, such optionee may exercise any options theretofore granted to him, which have not then expired and which are otherwise exercisable within the provisions of Section 7(c) hereof, within three (3) months after such termination. If the employment of an optionee shall be terminated by reason of the optionee's retirement at his Retirement Date by the Company or by any subsidiary corporation of the Company employing the optionee at such time, the optionee shall have the right to exercise such option or options held by him to the extent that such options have not expired, at any time within three (3) months after such retirement. The provisions of Section 7(c) to the contrary notwithstanding, upon retirement, all options held by an optionee shall be immediately exercisable in full. The transfer of an optionee from the employ of the Company to a subsidiary corporation of the Company or vice versa, or from one subsidiary corporation of the Company to another, shall not be deemed to constitute a termination of employment for purposes of this Plan.

(c) In the event that an optionee shall die while employed by the Company or any subsidiary corporation of the Company or shall die within three (3) months after retirement at his Retirement Date (by the Company or by any subsidiary corporation of the Company) any option or options granted to him under this Plan and not theretofore exercised by him or expired shall be exercisable by the estate of the optionee or by any person who acquired such option by bequest or inheritance at any time within one (1) year after the death of the optionee. References hereinabove to the optionee shall be deemed to include any person entitled to exercise the option after the death of the optionee under the terms of this Section.

(d) In the event of the termination of employment of an optionee by reason of the optionee's disability, the optionee shall have the right, notwithstanding the provisions of Section 7(c) hereof, to exercise all options held by him, to the extent that options have not previously expired or been exercised, at any time within one (1) year after such termination. The term "disability" shall, for the purposes of this Plan, be defined in the same manner as such term is defined in Section 105(d)(4) of the Internal Revenue Code of 1954.

(e) For the purposes of this Plan, "Retirement Date" shall mean any date an employee is otherwise entitled to retire under the Company's retirement plans, if any, and shall include normal retirement at age 65, early retirement at age 62, and retirement at age 60 after 30 years of service.

10. Listing and Registration of Shares

Each option shall be subject to the requirement that if at any time the Stock Option Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Expiration and Termination of the Plan

Options may be granted under the Plan at any time or from time to time as long as the total number of shares optioned or purchased under this Plan does not exceed 10,000,000 shares of Common Stock. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company except with respect to any options then outstanding under the Plan. No option shall be granted pursuant to the Plan after ten (10) years from the effective date of the Plan.

6

12. Amendment of Plan

The Board of Directors may at any time and from time to time modify and amend the Plan (including such form of option agreement) in any respect; provided, however, that no such amendment shall: (a) increase (except in accordance with Section 6) the maximum number of shares for which options may be granted under the Plan either in the aggregate or to an individual employee; or (b) reduce (except in accordance with Section 6) the minimum option prices which may be established under the Plan; or (c) extend the period or periods during which options may be granted or exercised; or (d) change the provisions relating to the determination of employees to whom options shall be granted and the number of shares to be covered by such options; or (e) change the provisions relating to adjustments to be made upon changes in capitalization; or (f) change the method for selection of the Committee as provided by Section 2 hereof. The termination or any modification or amendment of the Plan shall not, without the consent of an employee, affect his rights under an option theretofore granted to him.

13. Applicability of Plan to Outstanding Stock Options

The Plan shall not affect the terms and conditions of any non-qualified stock options heretofore granted to any employee of the Company or a subsidiary corporation of the Company under any other plan relating to non-qualified stock options; nor shall it affect any of the rights of any employee to whom such a non-qualified stock option was granted.

14. Effective Date of Plan

This Plan shall become effective on the date of its adoption by the Board of Directors or the Company or its approval by the vote of the shareholders of a majority of the outstanding shares of the Company's common stock. This Plan shall not become effective unless such shareholder approval shall be obtained within twelve (12) months before or after the adoption of the Plan by the Directors.

7

LETTER TO STOCKHOLDERS

Dear Stockholder:

I am enclosing this letter with the notice of call of a special meeting of the stockholders of the Corporation as a means of explaining briefly the purpose of the meeting. Your Board of Directors has unanimously recommended that the Corporation adopt a stock option plan allowing the purchase of a limited number of the Corporation's shares of common stock by key management employees of the Corporation. This proposal has been adopted by the Board of Directors, subject to the approval of the holders of the Corporation's common stock, and I have been directed to set forth to you the reasons for their action.

In the past several years, plans or programs offering stock participation opportunities to management personnel have become widespread among American businesses. This meaningful trend has come about in response to a realization that the best efforts of the best executives are more surely secured when the executives have a personal stake in the fortunes of their corporate employers. I might add that a number of our major competitors have instituted stock acquisition programs of one type or another for their executive employees, and we in charge of the Corporation are aware of the importance of such programs in attracting and holding employees of the caliber we want in our Corporation.

In judgment of the Directors, your Corporation can best be assured of success in enlisting and retaining top management employees only if these employees are given the opportunity to acquire a proprietary stake in the success of the Corporation. Consequently, the Directors have examined methods of achieving this goal, and have determined that the best approach for the Corporation is that of offering certain stock options known as "Incentive Stock Options," which satisfy the tests imposed by the Internal Revenue Code for such designation. Specifically, the Directors' proposal is that a total of 100,000,000 unissued shares of the common stock of the Corporation be sold to executive employees under options that fix the purchase price at percent of the market price on the date such an option is granted. The particular employees to be given these options, and the number of shares covered by each option, would be left to the decision of the Board of Directors or of a special committee chosen from the Board. However, in no event would the total number of shares placed under option exceed the total of 10,000,000 which would be somewhat less than 10 percent of the total number of common shares to be outstanding once these optioned shares are issued on a fully diluted basis.

The Directors wish to take this step only after full information has been given to all the stockholders affected, and their understanding and approval of this plan has been expressed. For this reason, though I have set forth in this letter what I believe to be a proper summary of the principal points involved, I have instructed the Secretary of the Corporation to mail a copy of the full stock plan and of the relevant Directors' resolutions to any stockholder requesting it.

8

Canamed4pets, Inc.

NOTICE OF EXERCISE OF STOCK OPTION AND

RECORD OF STOCK TRANSFER

I HEREBY EXERCISE My Incentive Stock Option granted by Canamed4pets, Inc., subject to all the terms and provisions thereof and of the Employee Stock Option Plan referred to therein, and notify you of my desire to purchase shares of Common Stock of the Company which were offered to me pursuant to said Option. Enclosed is my check in the sum of in full payment for such shares.

I hereby represent that the __________ shares of Common Stock to be delivered to me pursuant to the above-mentioned exercise of the Option granted to me on are being acquired by me as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

DATED:  ______, 20__.

_________________________

Employee's Signature

Receipt is hereby acknowledged of the delivery to me by Canamed4pets, Inc. on of stock certificates for shares of Common Stock purchased by me pursuant to the terms and conditions of the Employee Stock Option Plan referred to above, which shares were transferred to me on the Company's stock record books on.

_________________________

Employee

9

CANAMED4PETS, INC.

NOTICE OF GRANT OF INCENTIVE STOCK OPTION

[date]

[name of employee]

Dear ______:

At the direction of the Board of Directors of the Corporation, you are hereby notified that the Board has granted to you an option, pursuant to the Employee Stock Option Plan adopted by the Corporation on December ____, 2018, and ratified and approved by the stockholders of the Corporation on December ___, 2018.

The option granted to you is to purchase ___________________ ( ,000) shares of the $0.00001 par Common Stock of the Corporation at the price of per share. The date of grant of this option is the date of this notice, and it is the determination of the Board of Directors that on this date the fair market value of the Corporation's $0.00001 par common stock was $0.___ per share.

I enclosed a certified copy of the Incentive Stock Option Plan governing the option granted to you and your attention is invited to all the provisions of the Plan. You will observe that the Plan does not require that you exercise this option as to any particular number of shares at one time, but this option must be exercised, if at all and to the extent exercised, by no later than years from the date of this notice.

Your stock option is in all respects limited and conditioned as provided in the Employee Stock Option Plan, including, but not limited to, the following:

a. Your option may be exercised by you, but only by you, at any time during your lifetime prior to the three months following termination of your employment;

b. Your option is nontransferable, otherwise than as may be occasioned by your death, and then only to your estate or according to the terms of your Will or the provision of applicable laws of descent and distribution;

c. In the event that the right to exercise your option is passed to your estate, or to a person to whom such right devolves by reason of your death, then your option shall be nontransferable in the hands of your executor or administrator or of such person, except that your option may be distributed by your executor or administrator to the distributees of your estate as a part of your estate.

At the time or times when you wish to exercise this option, in whole or in part, please refer to the provisions of the Stock Option Plan dealing with methods and formalities of exercise of your option.

________________________

Secretary

10